                                                                    EXHIBIT 12.1
                                                                    ------------
CBL & Associates Properties, Inc.
Computation of Ratio of Earnings to Fixed Charges
(in thousands, except ratios)


                                                            CBL & Associates Properties, Inc.
                                                                       Consolidated
                            -----------------------------------------------------------------------------------------------------
                                Nine Months                                                                      Period from
                                   Ended             Year Ended          Year Ended          Year Ended        November 3, 1993
                            September 30, 1997   December 31, 1996   December 31, 1995   December 31, 1994   to December 31, 1993
Earnings:
  Net Income (loss)              $24,785              $34,423             $20,023             $17,458               $  851
  Adjustments:
  Minority Interest               10,034               15,995              10,913              10,148                  633
  Extraordinary Item                 928                  820                 326                  --                3,820
  Equity in income loss
    of unconsolidated
    affiliates                    (1,514)              (1,831)             (1,450)             (1,468)                (480)
  Proportionate share of
    earnings (losses) of
    fifty-percent-owned
    affiliates(2)                    829                  816                 676                (106)                 (15)
    Distributions from
      unconsolidated
      affiliates                   1,165                  798                 847               2,084                   --
Interest Expense(1)               29,179               34,195              34,806              23,539                3,512
                            ------------------   -----------------   -----------------   -----------------   --------------------
Available Earnings                65,676               85,216              66,141              51,655                8,321
                            ==================   =================   =================   =================   ====================
Fixed charges(3)
  Interest Expense(1)             27,660               31,895              32,360              23,172                3,450
  Proportionate share
    of interest of
    fifty-percent-owned
    affiliates(2)                  1,519                2,300               2,448                 357                   62
  Capitalized interest             4,702                6,978               4,290               2,784                  370
                            ------------------   -----------------   -----------------   -----------------   --------------------
Total fixed charges              $33,881              $41,173             $39,098             $26,313               $3,882
                            ==================   =================   =================   =================   ====================
Ratio of earnings to
  fixed charges(4)                 $1.94                $2.07               $1.69               $1.96                $2.14
                            ==================   =================   =================   =================   ====================
                                    CBL Properties Combined
                            --------------------------------------
                                Period from
                              January 1, 1993       Year Ended
                            to November 2, 1993  December 31, 1992
Earnings:
  Net Income (loss)               $ 3,710             $   361
  Adjustments:
  Minority Interest                   199                (215)
  Extraordinary Item                   --                  --
  Equity in income loss
    of unconsolidated
    affiliates                        117                 479
  Proportionate share of
    earnings (losses) of
    fifty-percent-owned
    affiliates(2)                  (1,332)             (1,931)
    Distributions from
      unconsolidated
      affiliates                      999               1,474
Interest Expense(1)                31,543              36,724
                            -------------------  -----------------
Available Earnings                 35,236              36,692
                            ===================  =================
Fixed charges(3)
  Interest Expense(1)              26,456              31,080
  Proportionate share
    of interest of
    fifty-percent-owned
    affiliates(2)                   5,087               5,848
  Capitalized interest                227               1,601
                            -------------------  -----------------
Total fixed charges               $31,770             $38,529
                            ===================  =================
Ratio of earnings to
  fixed charges(4)                  $1.11                  --
                            ===================  =================

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(1)  Interest Expense includes amortization of debt expense.
(2) Represents the proportionate interest in earnings and fixed charges of the fifty-percent-owned affiliates.
(3) The interest portion of rental expense is not calculated because to rental expense of the company is not significant.
(4) The ratio of earnings to fixed charges for the year ended December 31, 1992 was less than one to one. The approximate dollar amount to cover the deficiency was 1,637.